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                                                                       EXHIBIT B


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                           WARRANT PURCHASE AGREEMENT

                           DATED AS OF JULY 31, 1995

                                   REGARDING
                         COMMON STOCK PURCHASE WARRANTS

                                       OF

                               SA HOLDINGS, INC.
                             A DELAWARE CORPORATION


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                                                      Warrant Purchase Agreement



                 WARRANT PURCHASE AGREEMENT dated as of July 31, 1995 by and between SA Holdings, Inc., a Delaware corporation (the "Company"), and the Purchaser listed on the signature page of this Agreement (the "Purchaser").


                              W I T N E S S E T H:


                 In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


SECTION 1.  SALE AND PURCHASE OF WARRANTS

                 (a) The Company agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchaser agrees to purchase from the Company on the Closing Date specified in Section 2 hereof, a Warrant for 500,000 shares of the Company's common stock.

                 (b) As used herein, "Warrants" means the aggregate of Common Stock Purchase Warrants evidenced by certificates substantially in the form of Exhibit A hereto, together with all Warrants issued in exchange therefor or replacement thereof. Such Warrants in the aggregate initially entitle the holders thereof to purchase 500,000 shares of the Company's common stock, $.0001 par value per share, at a exercise price of $1.125 per share, such number and such price being subject to adjustment as provided in the form of Warrant attached hereto as Exhibit A.

SECTION 2.  THE CLOSING

                 (a) Subject to the terms and conditions hereof, the closing of the purchase and sale of the Warrants to be purchased by the Purchaser (the "Closing") will take place at the offices of Arter, Hadden, Johnson & Bromberg, Dallas, Texas, on July 31, 1995 or such other time and date as shall be mutually agreed to by the Company and the Selling Shareholders for the closing of the acquisition of the stock of US Communications, Inc., a Texas corporation ("USC"), provided that the Closing shall occur no later than August 3, 1995. Such date and time are referred to herein as the "Closing Date.

                 (b) Subject to the terms and conditions hereof, on the Closing Date (i) the Company will deliver to the Purchaser a Warrant or
Warrants evidenced by certificates substantially in the form of Exhibit A hereto and dated the Closing Date, to purchase 500,000 shares of the Company's Common Stock. The Warrants are being issued as partial payment of fees due from the Company to the
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                                                      Warrant Purchase Agreement



Purchaser for services rendered in connection with the Company's acquisition of USC.


SECTION 3.  DEFINITIONS

                 (a) For purposes of this Agreement and the Warrants, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

                 "Affiliate" means (a) any director, officer or employee of the Company, (b) any Person who, individually or with his or her immediate family or any other Affiliate, directly or indirectly, beneficially owns or holds 5% or more of the voting interest in the Company, or (c) any corporation, partnership or other Person in which any Person described above owns a 5% or greater equity interest. Without limiting the generality of the foregoing, Jack W. Matz, Jr. shall at all times be deemed to be an Affiliate of the Company.

                 "Agreement" means this Agreement (together with exhibits and schedules) as from time to time assigned, supplemented or amended or as the terms hereof may be waived.

                 "Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in the State of Texas are open for business.

                 "Closing" has the meaning set forth in Section 2 hereof.

                 "Closing Date" has the meaning set forth in Section 2 hereof.

                 Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

                 "Common Stock" means that class of stock or other equivalent evidences of ownership of a corporation, the holders of which are entitled to vote generally to elect the Board of such corporation. "Common Stock" includes without limitation the Common Stock, $.0001 par value per share, of the Company.

                 "Company" means SA Holdings, Inc., a Delaware corporation, its successors and assigns.


                 "Loan Document" has the meaning provided in Section 4.1 hereof.





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                                                      Warrant Purchase Agreement



                 "Outstanding" or "outstanding" means, when used with reference to the Warrants as of a particular time, all Warrants as the case may be, theretofore duly issued except (i) Warrants theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Warrants have been issued by the Company, and (ii) Warrants theretofore fully exercised; except that for the purpose of determining whether holders of the requisite principal amount of Warrants have made or concurred in any declaration, waiver, consent, approval, notice, annulment of acceleration or other communication under this Agreement or under any Warrants, Warrants registered in the name of, as well as Warrants owned beneficially by, the Company, any Subsidiary or any of their Affiliates (other than the Purchaser) shall not be deemed to be outstanding.

                  Person" or "person" means an individual, corporation, company, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.


                 "Preferred Stock" means any class of the capital stock of a corporation (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation. "Preferred Stock" includes without limitation (i) the Series A Cumulative Preferred Stock, $.00001 par value per share, of the Company and (ii) the Series B Cumulative Preferred Stock, $.00001 par value per share, of the Company.

                 "Public Offering" means an underwritten public offering of equity securities of the Company.

                 "Purchaser" means the person who accepts and agrees to the terms hereof as indicated by such person's signature (as "the undersigned Purchaser") on the execution page of this Agreement, together with successors and assigns.

                 "Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time, and (ii) any successor rule, regulation or law, as in effect from time to time.

                 "Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in effect from time to time and (ii) any





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                                                      Warrant Purchase Agreement



         successor rule, regulation or law, as in effect from time to time.

                 "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules, regulations and interpretations thereunder.

                 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and interpretations thereunder.

                 "Senior Credit Agreement" means the Term Credit Agreement between the Company and NorWest Bank Minnesota, National Association, dated as of the date hereof.

                 "Senior Indebtedness" means the principal of, premium, if any, and interest on Indebtedness of the Company under the Senior Credit Agreement, and any renewals, modifications, refundings or extensions of any such Indebtedness.

                 "Senior Lender" means Norwest Bank Minnesota, National Association, its successors and assigns.

                 "Share" or "Shares" means shares of the Company's Common Stock, or other securities which can be obtained or have been obtained by an exercise in whole or in part of any Warrant or are obtained upon an exchange of Shares pursuant to the terms of a Warrant or are obtained upon an exchange of Shares pursuant to the terms of the Company's articles of incorporation.

                 "Stock Purchase Agreement" means the Stock Purchase Agreement by and among the Company, USC, Bill L. Johnson, Howard Maddera, Marianne Reed and NTS Communications, Inc., dated as of June 30, 1995, as amended.

                 "Subsidiary", with respect to any Person, means any corporation, association or other entity of which more than 80% of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency or any pledge of shares) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both. The term "Subsidiary" or "Subsidiaries" when used herein without reference to any particular Person, means a Subsidiary or Subsidiaries of the Company.

                 "USC" means US Communications, Inc., a Texas corporation.





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                                                      Warrant Purchase Agreement





SECTION 4.  REPRESENTATIONS AND WARRANTIES

                 The Company represents and warrants to the Purchaser as follows:

                 4.1.      Corporate Existence and Power.

                 The Company is a business corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly licensed or qualified to transact business in Texas and Delaware. The Company has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Agreement, the Warrants or any documents required thereunder (hereinafter the "Loan Documents").

                 4.2. Authorization of Borrowing; No Conflict as to Law or Agreements.

                 The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action of the Company and do not and will not (i) require any consent or approval of the shareholders of the Company, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Company or of its Articles of Incorporation or Bylaws or
(iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

                 4.3.  Legal Agreements.

                 The Loan Documents constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

                 4.4.  Capitalization.

                 The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, $.0001 par value per share, and (ii) 12,500,000 shares of Convertible Preferred Stock, $.00001 par value per share, of which, after giving effect to the Certificate of Designations, 250,000 shares have been designated as Series A Convertible Preferred Stock and 250,000 shares have been designated as Series B Convertible Preferred Stock. The shares of





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                                                      Warrant Purchase Agreement



the Company's Common Stock issuable upon exercise of the Warrants will, when issued, be duly authorized, validly issued, fully paid and non-assessable.


SECTION 5.  REPRESENTATIONS OF THE PURCHASER

                 (a) The Purchaser hereby makes the representations and warranties to the Company contained in this Section 5(a), as of the date hereof. The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Purchase Agreement. For purposes of the application of state securities laws, each Purchaser represents that it is a resident of the state set forth in the Purchaser's address on the signature page of this Agreement. The Purchaser has duly executed and delivered this Purchase Agreement, and this Purchase Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

                 (b) The Purchaser hereby represents to the Company (as of the date hereof and as of the Closing Date hereunder) that the Purchaser is capable of evaluating the risk of its investment in the Warrants being purchased by it and is able to bear the economic risk of such investment, that (except as the Purchaser has otherwise advised the Company and the Purchaser's counsel in writing) it is purchasing the Warrants to be purchased by it for its own account, and that the Warrants are being purchased by the Purchaser for investment and not with a present view to any distribution thereof in violation of any applicable securities laws. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Warrants or Shares, it is understood that it may do so but only in compliance with the Securities Act and applicable securities laws. The Purchaser hereby represents to the Company (as of the date hereof and as of the Closing Date hereunder) that the Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                    (c) The Purchaser has received and reviewed copies of the Company's Forms 10-K (year ending 1994), 10-Q (quarter ending March 31, 1994), 8-Ks filed in calendar year 1995 prior to the date hereof, and a copy of the Confidential Information Memorandum dated March 1995 prepared by Jesup & Lamont Capital Markets, Inc.





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                                                      Warrant Purchase Agreement



SECTION 6.  AFFIRMATIVE COVENANTS OF THE COMPANY

                 So long as the Warrants shall remain outstanding, the Company will comply with the following requirements, unless the Purchaser shall otherwise consent in writing:

                 6.1. Reservation of Shares. There have been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock, $.0001 par value per share, a number of shares of Common Stock, $.0001 par value per share, sufficient to provide for the exercise of the Warrants.

                 6.2. Listing of Shares. If any shares of the Company's Common Stock are listed on any national securities exchange (or on the National Association of Securities Dealers, Inc., Automated Quotation System or comparable system), then the Company will take such action as may be necessary, from time to time, to list Shares, as the case may be, on such exchange (or system as the case may be).

                 6.3. Securities Exchange Act Registration. As soon as the Company is either required to or does file a registration statement with respect to the Company's Common Stock under Section 6 of the Securities Act or
Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, then, thereafter:

                 (a) The Company will maintain effective a registration statement (containing such information and documents as the Commission shall specify and otherwise complying with the Securities Exchange Act) under Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, with respect to the Company's Common Stock, as the case may be, and will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to such Section 12(b) or Section 12(g), whichever is applicable.

                 (b) The Company will, upon the request of any holder of Shares, make whatever other filings with the Commission, or otherwise make generally available to the public such financial and other information, as any such holder may deem reasonably necessary or desirable in order to enable such holder to be permitted to sell Shares pursuant to the provisions of Rule 144.

                 6.4. Private Placement Status. Neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Warrants within the provisions of Section 5 of the Securities Act or the filing, notification or reporting





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                                                      Warrant Purchase Agreement



requirements of any state securities law (other than in accordance with a registration and qualification of Shares pursuant to Section 10 hereof).

                 6.5. Delivery of Information. If a holder of Shares proposes to transfer any such Shares pursuant to Rule 144A, the Company agrees to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any information concerning the Company and its Subsidiaries which is required to be delivered to any transferee of such Shares pursuant to such Rule 144A.

                 6.6.  Financial Reports.  The Company will deliver to the
Purchaser:

                    (a) as soon as made available, copies of all Forms 10-K, 10-Q, 8-K, financial statements, proxy statements, reports which the Company has sent to its stockholders or filed with the Commission or any national securities exchange; and

                    (b) copies of any notice sent to the Senior Lender notifying the Senior Lender of the occurrence of a default or event of default under the terms of the Senior Credit Agreement, together with any supporting statements attached thereto and delivered to the Senior Lender.


SECTION 7.  CONDITIONS TO PURCHASER'S OBLIGATIONS

                 The Purchaser's obligation to purchase the Warrants hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Purchaser):

                 7.1.  Intentionally Omitted.

                 7.2. Accuracy of Representations and Warranties. The representation and warranties of the Company herein or in any certificates or document delivered pursuant hereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement).

                 7.3. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by the Warrants and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

                 7.4. Acquisition. The Company and the Senior Lender shall have executed and delivered the Senior Credit Agreement,





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                                                      Warrant Purchase Agreement



which shall be in full force and effect and the Company shall have made a borrowing thereunder sufficient, together with proceeds from the sale of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Subordinated Notes of the Company issued on the date hereof to close under the terms of the Stock Purchase Agreement.


SECTION 8.  AMENDMENT; WAIVER; CONSENT

                 (a) This Agreement and the Warrants may be amended (or any provision hereof or thereof waived) only with the written consent of the holders of a majority in interest of the Warrants.

                 (b) The Company agrees that all holders of Warrants shall be notified by the Company in advance of any proposed amendment or waiver, but failure to give such notice shall not in any way affect the validity of any such amendment or waiver. In addition, promptly after obtaining the written consent of the holders herein provided, the Company shall transmit a copy of any amendment or waiver which has been adopted to all holders of Warrants then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment or waiver.

                 (c) The Company and each holder of Warrants then or thereafter outstanding shall be bound by any amendment or waiver effected in accordance with the provisions of this Section 10.

                 (d) Any provision of this Agreement relating to the consent, determination, decision or waiver of a holder or holders of Warrants such holder's consent, determination, decision or waiver, as the case may be, in such holder's sole discretion.


SECTION 9.  RESTRICTIONS ON TRANSFER

                 (a) Each holder of a Warrant by acceptance thereof agrees that it will not sell or otherwise dispose of any Warrants or Shares unless (i) such Warrants or Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or (ii) such Warrants or Shares are sold in accordance with the applicable requirements and limitations of Rule 144 or Rule 144A and any applicable state securities laws or (iii) the Company has been furnished with an opinion or opinions from counsel to such holder (which counsel and opinion(s) shall be reasonably satisfactory to the Company and which counsel may be inside counsel of such holder) to the effect that registration under the Securities Act is not required for the transfer as proposed (which opinion may be conditioned upon the transferee's assuming the obligations of a holder of Warrants or Shares under this Section) or (iv) the Company has been furnished with a letter from the Division of Corporate Finance of the





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                                                      Warrant Purchase Agreement



Commission to the effect that such Division would not recommend any action to the Commission if such proposed transfer were effected without a registration statement effective under the Securities Act. The Company agrees that within five (5) Business Days after receipt of any opinion referred to in (iii) above, it will notify the holder supplying such opinion whether such opinion is satisfactory to the Company's counsel.

                 (b) The Company may endorse on all Warrant certificates and Share certificates a legend stating or referring to the transfer restrictions contained in paragraph (a) above; provided, that no such legend shall be endorsed on any Warrant or Share certificates which, when issued, are no longer subject to the restrictions of this Section 9; provided, further, that if a transfer is made pursuant to clause (i), (ii) (other than pursuant to Rule 144A) or (iv) of paragraph (a) or if an opinion of counsel provided pursuant to clause (iii) of paragraph (a) concludes that the legend is no longer necessary, the Company will deliver upon transfer Warrant certificates or Share certificates, as the case may be, without such legends.


SECTION 10.  REGISTRATION RIGHTS

                 10.1.  Registration at the Request of Holders.

                          The Company agrees that on or after July 31, 1996,
upon receipt by the Company of a Registration Demand satisfying the conditions under Section 10.1(b) hereof, the Company will (A) promptly (at least thirty
(30) days prior to the filing date) give written notice of the proposed registration to each holder of a Note or Share, and (B) with reasonable promptness, and in any case not later than ninety (90) days after receipt by the Company of the Registration Demand, use reasonable efforts to file as soon as practicable a registration statement with the Commission relating to the Shares as to which registration is requested in the Registration Demand. The Company shall use its reasonable best efforts to make such registration statement become effective and to qualify the same under the Blue Sky laws of such states as may be requested; provided, however, that with respect to compliance with Blue Sky laws, the Company shall not be obligated to qualify as a foreign corporation or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. The Company shall also include under such registration statement (and in such state qualifications) any Shares requested to be so included by any other holder of Notes or Shares by written notice delivered to the Company within thirty (30) days after the sending of the notice provided for in (A) above.

                 (a) A "Registration Demand" means a written notice from one or more holders of Notes or Shares stating that such holder or holders desire to sell all of their Shares under circumstances





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                                                      Warrant Purchase Agreement



requiring registration under the Securities Act and requesting that the Company effect registration with respect to all of the Shares held, or to be held after conversion of Notes, by such holder or holders; provided, that such holder or holders giving such notice hold Notes or Shares representing, or entitling the holder thereof to obtain upon conversion, in the aggregate not less than 150,000 Shares (as such number may be adjusted from time to time hereafter as a result of a stock split, combination, etc.).

                 (b) The Company is obligated to effect registration and qualification pursuant to this Section 10.1 no more than two times.

                 (c) If the holder or holders who gave the Registration Demand under this Section 10.1 inform the Company by written notice that they are withdrawing their Registration Demand and pay all of the Company's out-of-pocket expenses with respect to such registration and qualification incurred to the date of the notice under this Section 10.1(d), then the registration statement need not be filed and the whole effort will not count as a registration and qualification (or an exercise of rights) under this Section 10.1.

                 (d) The Company may, upon written notice to the holder or holders giving a Registration Demand, require such holder or holders to withdraw such Registration Demand upon the good faith determination by the Company that such postponement is necessary (i) to avoid disclosure of non-public information or (ii) as a result of a pending financial transaction, and in each case, the holders may not give another Registration Demand for a period of up to ninety (90) days, as specified by the Company in such notice; provided that the Company may exercise this right not more than once in any 12-month period. The Company may only give such a notice where the giving of such a notice has been specifically approved by the Company's Board of Directors. Upon receipt of any such written notice from the Company, such Registration Demand shall be deemed to be rescinded and retracted (subject to being given again after any holdback period specified in such notice in accordance with the second preceding sentence) and shall not be counted as, or deemed or considered to be or to have been, a Registration Demand for any purpose.


                 10.2.  Piggyback Rights.

                 (a) If the Company at any time proposes to file a registration statement under the Securities Act for any sales of at least 300,000 shares (as such number may be adjusted from time to time hereafter as a result of a stock split, combination, etc.) of the Company's Common Stock (or any warrants, units, convertibles, rights or other securities related or linked to any shares of the Company's Common Stock) on behalf of the Company or otherwise, the Company shall give written notice of such registration no later





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                                                      Warrant Purchase Agreement



than thirty (30) days before its filing with the Commission to all holders of Warrants or Shares; provided, that registrations relating solely to securities to be issued by the Company in connection with any employee stock option or employee stock purchase or savings plan on Form S-8 (or successor forms) or Form S-4 (or successor forms) under the Securities Act shall not be subject to this Section 10.2. If holders of Warrants or Shares so request within thirty
(30) days, the Company shall include in any such registration the Shares held or to be held after exercise of Warrants by such holders and requested to be included in such registration, subject to Section 10.2(b) hereof.

                 (b) The Company shall not be obligated to so include the Shares to the extent any underwriter or underwriters of such securities being otherwise registered by the Company determines in good faith that the inclusion of such Shares would jeopardize the successful sale of such other securities proposed to be sold by such underwriter or underwriters, in which case holders of Warrants or Shares desiring to participate in such registration shall be entitled to participate in any such reduced number of Shares (if any) which may be included in such registration (along with other holders of Common Stock exercising piggyback rights with respect to such registration) in proportion to the amount of shares of the Company's Common Stock held by such holders (whether held directly or through the right to obtain Shares upon exercise of Warrants held by such holders).

                 (c) The obligations and rights of the Company and the holders under this Section 10.2 shall not affect in any way their obligations and rights under Section 10.1 hereof.

                 (d) The Company may propose including Common Stock to be publicly offered and sold by it in any registration statement to be filed pursuant to a Registration Demand under Section 10.1. If, in the written opinion of underwriters selected for the proposed offering, the inclusion of the securities proposed to be offered and sold by both the Company and the holders of Notes or Shares would jeopardize the success of the offering, the selling holders may elect (i) to exclude the amount of securities (up to all of the securities) proposed to be sold by the Company which, in the opinion of such underwriters, would jeopardize the success of the offering by the selling holders, or (ii) to convert their proposed offering to an offering pursuant to this Section 10.2. If the selling holders elect to convert the offering to one under this Section 10.2, then such registration shall not be deemed (or counted as) a registration and qualification (or an exercise of rights) under Section
10.1 hereof.





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                                                      Warrant Purchase Agreement


                 10.3.  Expenses.

                 Subject to the limitations contained in this Section 10.3 and except as otherwise specifically provided in this Section 10, the entire costs and expenses of registration and qualification pursuant to Section 10.1 hereof and of registration and qualification pursuant to Section 10.2 hereof shall be borne by the Company. Such costs and expenses shall include, without limitation, underwriting fees or commissions in connection with the registration and qualification pursuant to Section 10.1 hereof (other than with respect to the Shares to be sold by the holders of Warrants or Shares, as to which underwriting discounts and commissions shall be paid by the selling holders), the fees and expenses of counsel for the Company and of its accountants, all other costs, fees and expenses of the Company incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, up to $20,000 of reasonable fees and expenses of one counsel to the holders of Warrants or Shares relating to such registration and qualification, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Shares and the costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the qualification of the Shares under the Blue Sky laws of various jurisdictions; provided, however, that if any jurisdiction in which the Company shall qualify or register in connection with the proposed sale of the Shares shall require that expenses incurred in connection with the qualification or registration of such Shares in that jurisdiction be borne in whole or in part by the holders selling those Shares, then such expenses shall be payable by such holders pro rata to the extent required by such jurisdiction and in the event that any such holder is required by any such applicable jurisdiction to bear such expense, the Company shall promptly reimburse each such holder for the amount paid therefor.

                 10.4.  Procedures.

                 (a) In the case of each registration or qualification pursuant to Section 10.1 or 10.2, the Company will keep all holders of Warrants or Shares advised in writing as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise any such holder, upon request, of the progress of such proceedings.

                 (b) At the Company's expense, the Company will keep each registration and qualification under this Section 10 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for a period of one hundred twenty (120) days after the effective date of such registration statement, including, without limitation, the filing of post-effective

                                                      Warrant Purchase Agreement



amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current and the further qualification under any applicable Blue Sky or other state securities laws to permit such sale or distribution, all as requested by such holder or holders.

                 (c) The Company will immediately notify each holder on whose behalf Shares have been registered pursuant to this Section 10, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration-statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                 (d) The Company will furnish to each holder on whose behalf Shares have been registered pursuant to this Section 10 a signed counterpart, addressed to such holder, of an opinion of counsel for the Company, dated the effective date of such registration statement.

                 (e) Without limiting any other provision hereof, in connection with any registration of Shares under this Section 10, the Company will use its reasonable best efforts to comply with the Securities Act, the Securities Exchange Act and all applicable rules and regulations of the Commission, and will make generally available to its securities holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                 (f) In connection with any registration of Shares under this Section 10, the Company will provide a transfer agent and registrar for the Shares not later than the effective date of such registration statement.

                 (g) The Company shall not be required to include any of the holders' Shares in an underwritten offering of the Company's securities unless such holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, which terms shall include customary provisions with respect to indemnification and contribution and customary representations and warranties by the Company (which shall be made to and for the benefit of the underwriters and the holders of Shares to be sold in such offering).

                 (h) In connection with the preparation and filing of each registration statement registering Shares under this Section 10, the Company will give the holders of Notes or Shares on

                                                      Warrant Purchase Agreement



whose behalf such Shares are to be so registered and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers, its counsel and the independent public accountants who have certified its financial statements, as shall be reasonably necessary, in the reasonable opinion of such holders or such underwriters or their counsel, in order to conduct a reasonable and diligent investigation within the meaning of the Securities Act.

                 10.5.  Indemnification.

                 The Company will indemnify and hold harmless each holder of Warrants or Shares and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls the holder or underwriter within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) to which the holder or underwriter or such controlling person may be subject, under the Securities Act or otherwise, insofar as any thereof arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in
(i) any registration statement under which such Shares were registered under the Securities Act pursuant to Section 10.1 or 10.2 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or (ii) any other document incident to the registration of the Shares under the Securities Act or the qualification of the Shares under any state securities laws applicable to the Company, or (b) the omission or alleged omission to state in any item referred to in the preceding clause (a) a material fact required to be stated therein or necessary to make the statements therein not misleading or (c) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act or any other federal or state securities law, rule or regulation applicable to the Company and relating to action or inaction by the Company in connection with any such registration or qualification, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to the Company in writing by such holder or by any underwriter for such holder expressly for use therein (with respect to which information such holder or underwriter shall so indemnify and hold harmless the Company, any underwriter for the Company and each person, if any, who controls the Company or such underwriter within the meaning of the Securities Act).

                                                      Warrant Purchase Agreement



                 10.6.  Holdback.

                 Except for transfers made in transactions exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof or pursuant to Rule 144A, the Company and each holder of Warrants or Shares agrees not to offer, sell, contract to sell or otherwise dispose of any of their respective shares of the Company's Common Stock within seven (7) days before or one hundred eighty (180) days after the date of any final prospectus relating to any underwritten public offering of the Company's Common Stock on behalf of the Company or otherwise, in each case except pursuant to such prospectus or with the written consent of underwriters for such offering.



SECTION 11.  NOTICES

                 Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, elections, demands, consents and other communications hereunder or with respect to any Warrant shall be in writing and shall be delivered by hand or shall be sent by telecopy (and if sent by telecopy, shall be confirmed by registered mail, return receipt requested, or by overnight mail or courier, postage and delivery charges prepaid), to the following addresses:

                 (a) if to the Purchaser, at the Purchaser's address as set forth in Exhibit A hereto, or at such other address as may be furnished to the Company by the Purchaser in writing; or

                 (b) if to any other holder of a Warrant, at such address as the payee or registered holder thereof shall have designated to the Company in writing; or

                 (c) if to the Company, 1912 Avenue K, Suite 100, Plano, Texas 75074-5959, attention: Chief Executive Officer, or at such other address as may be furnished in writing by the Company to the Purchaser and to the other holders of Warrants.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telecopier, when received. Addresses may be changed upon notice of such change given as provided in this Section 11.

                                                      Warrant Purchase Agreement



SECTION 12.  MISCELLANEOUS

                 12.1.  Entire Agreement.

                 The Purchase Agreements and, upon the closing hereunder, the Warrants issued hereunder, together with any further agreements entered into by the Purchaser and the Company at the closing hereunder, contain the entire agreement among the Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

                 12.2.  Survival.

                 All agreements, representations and warranties contained in this Agreement, the Warrants, or any document or certificate delivered pursuant hereto or thereto shall survive, and shall continue in effect following, the execution and delivery of this Agreement, the closings hereunder and thereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Warrants and any disposition thereof.

                 12.3.  Counterparts.

                 This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                 12.4.  Headings.

                 The headings and captions in this Agreement and the table of contents are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

                 12.5.  Binding Effect, Benefit and Assignment.

                 (a) The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns whether so expressed or not.

                 (b) The Company may not assign any of its obligations, duties or rights under this Agreement, or under the Warrants issued hereunder, except with the Purchaser's consent.

                 (c) In addition to any assignment by operation of law, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement or under the Warrants to any permitted transferee of any or all of its Warrants

                                                      Warrant Purchase Agreement



or Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Warrants or Shares held by the Purchaser or with respect to any indemnity or reimbursement rights (or with respect to any other provisions which expressly provide that they survive any termination of this Agreement).

                 12.6.  Severability.

                 Any provision hereof or of the Warrants which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

                 12.7.  Governing Law.

                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rules which might result in the application of the laws of any other jurisdiction).

                 12.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS IN CONNECTION WITH ANY CONTROVERSY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WAIVES ANY ARGUMENT THAT VENUE IN ANY SUCH FORUM IS NOT CONVENIENT, AND AGREES THAT ANY LITIGATION INITIATED BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE VENUED IN EITHER THE DISTRICT COURT OF DALLAS COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT, NORTHERN DISTRICT OF TEXAS.


                 12.9. WAIVER OF JURY TRIAL. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                                                      Warrant Purchase Agreement


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           SA HOLDINGS, INC.


                                           By: /s/ Jack Matz
                                              ----------------------------------
                                              Name: Jack Matz
                                              Title: Chief Executive Officer


Address in                                 Accepted and agreed to as of the date
State of                                   first above written by the
Residence:                                 undersigned Purchaser:
650 Fifth Ave.
New York, NY 10019
                                           JESUP & LAMONT CAPITAL MARKETS, INC.


                                           By: /s/ Howard F. Curd
                                              ----------------------------------
                                              Name: Howard F. Curd
                                              Title: Executive Vice President

                                                      Warrant Purchase Agreement




                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
SECTION 1.    SALE AND PURCHASE OF WARRANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

SECTION 2.    THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

SECTION 3.    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

SECTION 4.    REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
              4.1.        Corporate Existence and Power.  . . . . . . . . . . . . . . . . . . . . .      5
              4.2.        Authorization of Borrowing; No Conflict
                           as to Law or Agreements. . . . . . . . . . . . . . . . . . . . . . . . .      5
              4.3.        Legal Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
              4.4.        Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

SECTION 5.    REPRESENTATIONS OF THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . .      6

SECTION 6.    AFFIRMATIVE COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . .      7
              6.1.        Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .      7
              6.2.        Listing of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
              6.3.        Securities Exchange Act Registration  . . . . . . . . . . . . . . . . . .      7
              6.4.        Private Placement Status  . . . . . . . . . . . . . . . . . . . . . . . .      7
              6.5.        Delivery of Information . . . . . . . . . . . . . . . . . . . . . . . . .      8

SECTION 7.    CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . .      8
              7.1.        Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . .      8
              7.2.        Accuracy of Representations and Warranties. . . . . . . . . . . . . . . .      8
              7.3.        Proceedings.      . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
              7.4.        Acquisition.      . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8

SECTION 8.    AMENDMENT; WAIVER; CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

SECTION 9.    RESTRICTIONS ON TRANSFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

SECTION 10.   REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
              10.1.       Registration at the Request of Holders  . . . . . . . . . . . . . . . . .     10
              10.2.       Piggyback Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
              10.3.       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
              10.4.       Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
              10.5.       Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
              10.6.       Holdback. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

SECTION 11.   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

SECTION 12.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
              12.1.       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
              12.2.       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17

                                                                                                      Page
                                                                                                      ----
              12.3.       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
              12.4.       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
              12.5.       Binding Effect, Benefit and Assignment  . . . . . . . . . . . . . . . . .     17
              12.6.       Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
              12.7.       Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
              12.8.       CONSENT TO JURISDICTION AND SERVICE OF PROCESS.   . . . . . . . . . . . .     18
              12.9.       WAIVER OF JURY TRIAL.     . . . . . . . . . . . . . . . . . . . . . . . .     18



EXHIBITS

Exhibit A           -      Form of Warrant Certificate





                                     - ii -